Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed combined statements of operations for the periods indicated gives effect to the merger of Jarden Corporation (“Jarden”) with and into a wholly owned subsidiary of Newell Brands Inc. (formerly Newell Rubbermaid Inc., “Newell Brands”) on April 15, 2016 (the “Merger”).

The pro forma information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the periods indicated, nor is it necessarily indicative of the future results of the combined company. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had Newell Brands and Jarden filed consolidated income tax returns during the periods presented.

The unaudited condensed combined statements of operations gives effect to events that are directly attributable to the Merger, factually supportable and expected to have a continuing impact on the combined company. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, pension and postretirement expense, interest expense and the income tax effects related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on management’s current estimates of the fair value of the assets to be acquired and liabilities to be assumed and are based on all available information, including preliminary work performed by independent valuation specialists. Management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements are subject to change and may differ materially from actual adjustments, which will be based on the final determination of fair value and useful lives.

The final purchase price allocation will be completed after asset and liability valuations are finalized. A final determination of fair value will be determined by management after giving consideration to relevant information, including a final valuation prepared by independent valuation specialists. Any final adjustments may change the allocation of purchase price and could affect the fair value assigned to the assets and liabilities and result in a change to the unaudited pro forma condensed combined statements of operations presented herein. Amounts preliminarily allocated to intangible assets and the estimated useful lives of intangible assets with definite lives may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets. Estimates related to the determination of fair value and useful lives of other assets acquired may also change, which could affect the fair value assigned to the other assets and result in a material increase or decrease in depreciation or amortization expense.

An unaudited pro forma condensed combined balance sheet is not presented herein since Newell Brands’ condensed consolidated balance sheet at June 30, 2016 filed on Form 10-Q presents the balance sheet of the combined company.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016 are presented as if the Merger had been completed on January 1, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the historical results of Newell Brands and Jarden for the year ended December 31, 2015. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 combines the historical results of Newell Brands for the six months ended June 30, 2016 and the historical results of Jarden for the period from January 1, 2016 to April 15, 2016.

The following unaudited pro forma condensed combined statements of operations should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined statements of operations;

•	the separate historical consolidated financial statements and accompanying notes of Newell Brands as of and for the year ended December 31, 2015, included in Newell Brands’ Annual Report on Form 10-K filed with the SEC;

•	the separate historical unaudited condensed consolidated financial statements and accompanying notes of Newell Brands as of and for the quarterly period ended June 30, 2016, included in Newell Brands’ Quarterly Report on Form 10-Q filed with the SEC;

•	the separate historical consolidated financial statements and accompanying notes of Jarden as of and for the year ended December 31, 2015, included in Jarden’s Annual Report on Form 10-K filed with the SEC; and

•	the separate historical consolidated financial statements and accompanying notes of Jarden as of and for the quarterly period ended March 31, 2016, included as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with the Merger, Newell Brands incurred approximately $9.5 billion of additional indebtedness, repaid approximately $4 billion principal amount of Jarden’s historical debt and issued approximately 214 million additional Newell Brands shares, substantially all of which were to purchase Jarden’s outstanding shares and convertible notes (collectively, the “Financings”). Accordingly, the pro forma condensed combined statements of operations reflect the impact of the Financings.

The estimated income tax rate applied to the pro forma adjustments is 37.5%, the expected statutory rate, and all other tax amounts are stated at their historical amounts as the combined company’s overall effective tax rate has not yet been determined.

No material pro forma adjustments were required to conform Jarden’s accounting policies to Newell Brands’ accounting policies. Certain reclassifications have been made to the historical presentation of Jarden financial information in order to conform to the pro forma condensed combined presentation.

The unaudited pro forma condensed combined statements of operations are not intended to represent or be indicative of the consolidated financial condition or results of operations of the combined company that would have been reported had the transaction been completed as of the dates presented and should not be considered as representative of the future consolidated financial condition or results of operations of the combined company.

Newell Brands anticipates that the Merger will result in significant cost savings and enhanced revenue opportunities that would be unachievable without completing the Merger. Newell Brands currently expects approximately $500 million of incremental annualized cost savings will be realized within four years of completion of the Merger. These cost savings are incremental to the remaining anticipated cost savings under Newell Brands’ Project Renewal. No assurance can be made that following the Merger that Newell Brands will be able to achieve these cost savings or when they will be realized, and no such cost savings, other than those realized during the six months ended June 30, 2016, have been reflected in the unaudited pro forma statements of operations. The unaudited pro forma condensed combined statements of operations does not include the full year impact of certain acquisitions and related financing transactions of Newell Brands and Jarden, which have occurred since January 1, 2015 and have affected their respective results of operations only since the date of each such transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF NEWELL BRANDS AND JARDEN

YEAR ENDED DECEMBER 31, 2015

(in millions, except per share data)

	Historical Newell Brands	Historical Jarden (a)	Pro Forma Adjustments		Pro Forma (b)
Net sales	$5,916	$8,604	$—		$14,520
Cost of sales	3,611	5,912	44	(c)	9,567

Gross profit	2,305	2,692	(44)		4,953
Selling, general and administrative expenses	1,574	1,984	108	(d)	3,666
Impairment of goodwill, intangibles and other assets	—	151	—		151
Pension settlement charge	52	—	—		52
Restructuring costs	77	12	—		89

Operating income	602	545	(152)		995
Nonoperating expenses
Interest expense, net	80	226	179	(e)	485
Venezuela deconsolidation charge	173	—	—		173
Other expense, net	11	37	—		48

Net nonoperating expenses	264	263	179		706

Income before income taxes	338	282	(331)		289
Income tax expense	78	135	(123)	(g)	90

Income from continuing operations	$260	$147	$(208)		$199

Earnings per share:
Basic income from continuing operations	$0.96			(h)	$0.41
Diluted income from continuing operations	$0.96			(h)	$0.41
Weighted average shares outstanding:
Basic	269.3		213.9	(h)	483.2
Diluted	271.5		213.9	(h)	485.4

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF NEWELL BRANDS AND JARDEN

SIX MONTHS ENDED JUNE 30, 2016

(in millions, except per share data)

	Historical Newell Brands	Historical Jarden Period from January 1 ,2016 to April 15, 2016 (a)	Non-Recurring Charges Directly Attributable to the Merger (f)		Pro Forma Adjustments		Pro Forma (b)
Net sales	$5,173	$2,394	$—		$—		$7,567
Cost of sales	3,572	1,691	(334)	(f)	—		4,929

Gross profit	1,601	703	334		—		2,638
Selling, general and administrative expenses	1,309	1,070	(423)	(f)	50	(d)	2,006
Restructuring costs	29	6	—		—		35

Operating income (loss)	263	(373)	757		(50)		597
Nonoperating expenses
Interest expense, net	156	98	—		5	(e)	259
Loss related to extinguishment of debt/credit facility	47	—	—		—		47
Other (income) expense, net	(162)	(4)	—		—		(166)

Net nonoperating expenses	41	94	—		5		140

Income (loss) before taxes	222	(467)	757		(55)		457
Income tax (benefit) provision	46	(158)	284		(21)	(g)	151

Income (loss) from continuing operations	$176	$(309)	$473		$(34)		$306

Earnings per share:
Basic income from continuing operations	$0.49					(h)	$0.64
Diluted income from continuing operations	$0.49					(h)	$0.63
Weighted average shares outstanding:
Basic	358.5				123.5	(h)	482.0
Diluted	360.1				123.5	(h)	483.6

See notes to unaudited pro forma condensed combined statements of operations.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(Dollars in millions, except per share data and unless otherwise indicated)

(a)	Certain reclassifications have been made to the historical presentation of Jarden financial information in order to conform to the pro forma condensed combined presentation. For the six months ended June 30, 2016 and the year ended December 31, 2015, income (expense) of $4 million and ($37) million, respectively, have been reclassified from selling, general and administrative expenses (“SG&A) to other (income) expense, net.

(b)	The pro forma statements of operations do not reflect charges that are directly attributable to the Merger, are non-recurring in nature and are not expected to have a continuing impact on the results of operations of the combined company (see note e).

(c)	Represents a pro forma adjustment to reflect depreciation attributable to cost of sales resulting from fair value adjustments to property, plant and equipment. The amount of this adjustment and the assumptions regarding useful lives are preliminary and are based on our management’s estimates and preliminary valuations as they relate to the underlying fair values and useful lives. The actual adjustment may differ materially and will be based on final valuations.

(in millions)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Pro forma depreciation expense	$65	$222
Less: Jarden historical depreciation	(67)	(183)

Total pro forma depreciation adjustment	$(2)	$39
Less: Pro forma depreciation adjustment allocable to SG&A (see note d)	(2)	(5)

Pro forma depreciation adjustment allocable to cost of sales	$—	44

(d)	The pro forma adjustment to SG&A is composed of the following:

(in millions)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Pension and postretirement expense(1)	$(5)	$(14)
Amortization expense related to intangible assets(2)	57	127
Depreciation expense(2) (see note c)	(2)	(5)

Pro forma adjustment	$50	$108

(1)	Represents a pro forma adjustment to reflect pension and postretirement expense resulting from fair value adjustments to the respective benefit plans.
(2)	Represents a pro forma adjustment to reflect depreciation and amortization resulting from fair value adjustments to property, plant and equipment and amortizable intangible assets. Amortization expense for certain intangible assets such as customer relationships will not be straight-lined but will reflect the economic benefits of their estimated cash flows. The amount of this adjustment and the assumptions regarding useful lives are preliminary and are based on our management’s estimates and preliminary valuations as they relate to the underlying fair values and useful lives. The actual adjustment may differ materially and will be based on final valuations.

(e)	Represents the pro forma interest expense adjustment for the six months ended June 30, 2016 and the year ended December 31, 2015, to reflect the debt structure resulting from the Merger, which consists of $1.0 billion aggregate principal amount of 2.60% senior notes due 2019, $1.0 billion aggregate principal amount of 3.15% senior notes due 2021, $1.75 billion aggregate principal amount of 3.85% senior notes due 2023, $2.0 billion aggregate principal amount of 4.20% senior notes due 2026, $500 million of aggregate principal amount of 5.375% notes due 2036 and $1.75 billion aggregate principal amount of 5.50% senior notes due 2046 and a $1.5 billion senior unsecured term loan facility maturing in 2019 with an average interest rate of 2%, as well as the repayment of approximately $4 billion principal amount of Jarden’s historical debt. A .125% change in the interest rate on the variable rate component of the aforementioned debt would change annual interest expense by approximately $2 million.

(in millions)	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Interest expense on new debt (1)	$103	$405
Less: Jarden historical interest expense(2)	(98)	(226)

Pro forma adjustment	$5	$179

(1)	Reflects a pro forma weighted average effective interest rate of approximately 4%, inclusive of the amortization of deferred debt issue costs and debt discounts.
(2)	Represents the historical interest on the debt repaid as a result of the Merger.

(f)	Represents the pro forma adjust for non-recurring charges directly attributable to the Merger (“non-recurring charges”) that are included in the historical results of operations of Newell Brands and Jarden. The pro forma adjustment in the pro forma condensed combined statement of operations for the six months ended June 30, 2016 reflects the following: a $334 million non-recurring charge included in costs of sales related to a purchase accounting adjustment for the elimination of manufacturer’s profit in inventory; a $213 million non-recurring charge included in SG&A for stock-based compensation cost, which resulted from the acceleration of vesting of share-based awards in connection with the Merger; and a $210 million non-recurring charge included in SG&A for other acquisition-related costs incurred directly related to the Merger. Accordingly, these non-recurring charges have not been pushed back and reflected in the pro forma condensed combined statements of operations for the year ended December 31, 2015.

(g)	Reflects the pro forma tax effect of the above adjustments at an estimated combined statutory tax rate of 37.5%.

(h)	The pro forma pro per share calculation for the six months ended June 30, 2016 and for the year ended December 31, 2015 is as follows:

(in millions, except per share data)	Six months Ended June 30, 2016	Year Ended December 31, 2015
Pro forma net income from continuing operations	$306	$199

Weighted average shares outstanding:
Basic:
Newell Brands – as reported	358.5	269.3
Newell Brands shares issued (1)	123.5	213.9

Basic – pro forma	482.0	483.2

Diluted:
Newell Brands – as reported	360.1	271.5
Newell Brands shares issued (1)	123.5	213.9

Diluted – pro forma	483.6	485.4

Pro forma earnings per share:
Basic income from continuing operations	$0.64	$0.41
Diluted income from continuing operations	$0.63	$0.41

(1)	Represents adjustments to basic and dilutive shares outstanding necessary to reflect the impact of the approximately 214 million Newell Brands shares issued as a result of the Merger. As of June 30, 2016, there were 9 million shares of Newell Brands’ common stock that had not been issued to the former holders of approximately 11 million of Jarden shares who are exercising their right to judicial appraisal under Delaware law. Absent consent by Newell Brands, these dissenting shareholders are no longer entitled to the merger consideration. However, it is possible that Newell Brands could grant such consent and/or otherwise agree with one or more of these dissenting shareholders to issue Newell Brands shares (in lieu of or along with the payment of cash) in settlement of one or more of the dissenters’ claims.